Exhibit 10.20

259 East Grand Avenue, Unit 3434
South San Francisco, CA 94080

March 22, 2019

Jimmy Lin

Re:	Employment Terms

Dear Jimmy Lin:

Freenome Holdings Inc. (“Freenome” or the “Company”) is pleased to offer you the position of Chief Scientific Officer, on the following terms.

You will be responsible for contributing to the operations associated with Freenome’s Research & Development and Computational Research team and will report to Gabriel Otte, Chief Executive Officer. You will work at our facility located in South San Francisco, CA. Of course, Freenome may change your position, duties, and work location from time to time in its discretion.

Your salary will be paid at the rate of $25,000.00 per month ($300,000 per year), less payroll deductions and withholdings, on the Company’s ordinary payroll cycle. You are eligible for a sign on bonus of $100,000.00. This sum is subject to tax and will be paid on the three month anniversary of your start date. You are eligible for a flat yearly bonus of $75,000.00. This sum is subject to tax and any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. You are eligible for a flat bonus of $300,000.00. This sum is subject to tax and to be paid out within thirty (30) days for the FDA approval and CMS coverage ( in parallel review) of Freenome’s CRC screen. You are eligible for a flat bonus of $500,00.00. This sum is subject to tax and to be paid within thirty (30) days for favorable grade recommendations (Grade A or B) in the USPSTF Guidelines. You are eligible for a flat bonus of $150,000.00. This sum is subject to tax and to be paid within thirty (30) days for formally reporting favorable top line data. You will be eligible for the following standard Company benefits: medical, dental and vision insurance; paid holidays; and paid vacation and sick leave. These benefits are subject to the terms and conditions of the applicable benefit plans and policies. Details about these benefits are available for your review.

Freenome may change compensation and benefits from time to time in its discretion.

Subject to approval by the Company’s Board of Directors (the “Board”), under the Company’s 2016 Equity Incentive Plan (the “Plan”), the Company will grant you an option to purchase 108,283 shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant. The Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to your continuous service with the Company on each such vesting date.

If a Change of Control (as defined in the Plan) of the Company occurs, and you are terminated without Cause by the Company or its successor or you terminate employment for Good Reason during the three month period prior to or anytime after such Change in Control you will be entitled t0 100% accelerated vesting of all then unvested equity awards.

Jimmy Lin
March 22, 2019

“Cause” shall mean: (i) your repeated failure to perform substantially all of the duties of your employment or to follow and comply with the reasonable and lawful written directives of the Company after you have been informed in writing of such failure and given a period of not less than 30 days to remedy such failure; (ii) gross misconduct or neglect by you in performing the duties of your employment that has or is reasonably likely to have a material adverse effect on the business or affairs of the Company, including without limitation (a) misappropriation or diversion of funds of the Company, (b) embezzlement, or (c) material misrepresentation or concealment of information in written reports submitted to the Company, its stockholders, or creditors; (iii) your commission of any felony or any other crime involving theft, fraud, or embezzlement; (iv) an unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure has or is reasonably likely to have a material adverse effect on the business or affairs of the Company or materially compromise the Company’s business interests; or (v) a breach by you of any agreement between you and the Company which has or is reasonably likely to have a material adverse effect on the business or affairs of the Company or materially compromise the Company’s business interests.

“Good Reason” shall mean any of the following taken without Cause by the Company or a successor corporation or entity without your consent: (i) a material reduction in your base compensation except in connection with such reductions that are applicable to all employees of the Company in similar positions, (ii) material reduction in your authority, duties or responsibilities; provided, however, that a change in job position (including a change in title) will not be deemed a “material reduction” unless your new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities, or (iii) relocation of your principal place of employment that results in an increase in your one-way driving distance by more than fifty (50) miles from your then current principal residence. In order to resign for Good Reason, you must provide written notice of the event giving rise to Good Reason to the Board of Directors within ninety (90) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, your resignation from all positions you then hold with the Company must be effective not later than ninety (90) days after the end of the Company’s cure period.

As a Freenome employee, you will be expected to abide by Company rules and policies (including but not limited to the Company’s Employee Handbook), as adopted or modified by the Company from time to time. As a condition of employment, you must also sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Freenome proprietary information, among other obligations.

In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are not in unauthorized possession of and will not bring onto Company premises any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. You represent chat you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Jimmy Lin
March 22, 2019

As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation.

Your employment relationship with Freenome will be at-will. Accordingly, you may terminate your employment with Freenome at any time and for any reason whatsoever simply by notifying Freenome; and Freenome may terminate your employment at any time, with or without cause or advance notice.

This offer may be contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company’s request to facilitate these processes.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in South San Francisco, California, by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: http://www.jamsadr.com/rulesclauses). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Jimmy Lin
March 22, 2019

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes and replaces any prior and contemporaneous understandings, promises or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. Modifications or amendments to this agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Chief Executive Officer of Freenome. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me by March 22, 2019, if you wish to accept employment at Freenome under the terms described above. If you accept our offer, we would like you to start on April 15, 2019.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

FREENOME HOLDINGS INC.

/s/ Gabriel Otte
Gabriel Otte, Chief Executive Officer

Attachment: Employee Confidential Information and Inventions Assignment Agreement

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Jimmy Lin
Jimmy Lin

3/25/2019
Date